Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-262419 and 333-260116 on Form S-8 of our report dated March 31, 2022 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Ensysce Biosciences, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 31, 2022